Exhibit 10.19

SEMPRA ENERGY
2008 LONG TERM INCENTIVE PLAN
<YEAR> RESTRICTED STOCK UNIT AWARD
You have been granted a restricted stock unit award representing the right to receive the number of shares of Sempra Energy Common Stock set forth below, subject to the vesting conditions set forth below.  The restricted stock units, and dividend equivalents with respect to the restricted stock units, under your award may not be sold or assigned and will be subject to forfeiture unless and until they vest. Shares of Common Stock will be distributed to you after the completion of the service period ending in <DATE>, if the restricted stock units vest under the terms and conditions of your award.

The terms and conditions of your award are set forth in the attached Year <YEAR> Restricted Stock Unit Award Agreement and in the Sempra Energy 2008 Long Term Incentive Plan, which is enclosed.  The summary below highlights selected terms and conditions but it is not complete and you should carefully read the attachments to fully understand the terms and conditions of your award.

SUMMARY

Date of Award:	<DATE>
Name of Recipient:
Recipient’s Employee Number:
Number of Restricted Stock Units (prior to any dividend equivalents):

Restricted Stock Units:
Your restricted stock units represent the right to receive shares of Common Stock in the future, subject to the terms and conditions of your award.  Your restricted stock units are not shares of Common Stock.

Vesting/Forfeiture of Restricted Stock Units:
Your restricted stock units will vest subject to your continued employment by Sempra Energy or its subsidiaries through <DATE>.  If you employment terminates for any reason prior to <DATE>, your restricted stock units will be forfeited.

Transfer Restrictions:
Your restricted stock units may not be sold or otherwise transferred and will remain subject to forfeiture conditions until they vest.
Termination of Employment:
Your restricted stock units will be forfeited if your employment terminates prior to the vesting date.
Dividend Equivalents:
You also have been awarded dividend equivalents with respect to your restricted stock units.  Your dividend equivalents represent the right to receive additional shares of Common Stock in the future, subject to the terms and conditions of your award.  Your dividend equivalents will be determined based on the dividends that you would have received, had you held shares of Common Stock equal to the vested number of your restricted stock units from the date of your award to the date of the distribution of shares of Common Stock following the vesting of your restricted stock units, and assuming that the dividends were reinvested in Common Stock (and any dividends on such shares were reinvested in Common Stock).  The dividends will be deemed reinvested in Common Stock in the same manner as dividends reinvested pursuant to the terms of the Sempra Dividend Reinvestment Plan.  Your dividend equivalents will be subject to the same transfer restrictions and forfeiture and vesting conditions as the shares represented by your restricted stock units.

Distribution of Shares:
Shares of Common Stock will be distributed to you to the extent your restricted stock units vest.  The shares will be distributed to you after the completion of the service period ending in <DATE>.  The shares of Common Stock will include the additional shares to be distributed pursuant to your dividend equivalents.

Taxes:
Upon distribution of shares of Common Stock to you, you will be subject to income taxes on the value of the distributed shares at the time of distribution and must pay applicable withholding taxes.
By your acceptance of this award, you agree to all of the terms and conditions set forth in this Cover Page/Summary, the attached Year <YEAR> Restricted Stock Unit Award Agreement and the Sempra Energy 2008 Long Term Incentive Plan.

Recipient:	X
(Signature)
Sempra Energy:	/s/ Debra L. Reed
(Signature)
Title:	Chairman and Chief Executive Officer

SEMPRA ENERGY
2008 LONG TERM INCENTIVE PLAN

Year <YEAR> Restricted Stock Unit Award Agreement

Award:
You have been granted a restricted stock unit award under Sempra Energy’s 2008 Long Term Incentive Plan.  The award consists of the number of restricted stock units set forth on the Cover Page/Summary to this Agreement, and dividend equivalents with respect to the restricted stock units (described below).

Your restricted stock units represent the right to receive shares of Common Stock in the future, subject to the terms and conditions of your award.  Your restricted stock units are not shares of Common Stock.

Each restricted stock unit represents the right to receive one share of Common Stock upon the vesting of the unit.

Unless and until they vest, your restricted stock units and any dividend equivalents (as described below) will be subject to transfer restrictions and forfeiture and vesting conditions.

Your restricted stock units (and dividend equivalents) will be forfeited if your employment terminates before they vest.
See “Vesting/Forfeiture,” “Transfer Restrictions,” and “Termination of Employment” below.

Vesting/Forfeiture:
Your restricted stock units (and dividend equivalents, as described below) will vest on <DATE>, subject to your continued employment by Sempra Energy or its subsidiaries through that date.

Certificates for the shares will be issued to you or transferred to an account that you designate.  When the shares of Common Stock are issued to you, your restricted stock units (vested and unvested) and your dividend equivalents will terminate.

Transfer Restrictions:	You may not sell or otherwise transfer or assign your restricted stock units (or your dividend equivalents).
Dividend Equivalents:
You also have been awarded dividend equivalents with respect to your restricted stock units.  Your dividend equivalents represent the right to receive additional shares of Common Stock in the future, subject to the terms and conditions of your award.  Your dividend equivalents will be determined based on the dividends that you would have received, had you held shares of Common Stock equal to the vested number of your restricted stock units from the date of your award to the date of the distribution of shares of Common Stock following the vesting of your restricted stock units, and assuming that the dividends were reinvested in Common Stock (and any dividends on such shares were reinvested in Common Stock).  The dividends will be deemed reinvested in Common Stock in the same manner as dividends reinvested pursuant to the terms of the Sempra Dividend Reinvestment Plan.

Your dividend equivalents will be subject to the same transfer restrictions and forfeiture and vesting conditions as your restricted stock units.  They will vest when your restricted stock units vest.

Also, your restricted stock units (and dividend equivalents) will be adjusted to reflect stock dividends on shares of Common Stock or as the result of a stock-split, recapitalization, reorganization or other similar transaction in accordance with the terms and conditions of the 2008 Long Term Incentive Plan.   Any additional restricted stock units (and dividend equivalents) awarded to you as a result of such an adjustment also will be subject to the same transfer restrictions, forfeiture and vesting conditions and other terms and conditions that are applicable to your restricted stock units.

No Shareholder Rights:
Your restricted stock units (and dividend equivalents) are not shares of Common Stock.  You will have no rights as a shareholder unless and until shares of Common Stock are issued to you following the vesting of your restricted stock units (and dividend equivalents) as provided in this Agreement and the 2008 Long Term Incentive Plan.

Distribution of Shares:
Following the vesting of your restricted stock units, you will receive the number of shares of Common Stock equal to the number of your restricted stock units that have vested.  However, in no event will you receive under this award, and other awards granted to you under the 2008 Long Term Incentive Plan in the same fiscal year of Sempra Energy, more than the maximum number of shares of Common Stock permitted under the 2008 Long Term Incentive Plan.  Also, you will receive the number of shares of Common Stock equal to your dividend equivalents.

You will receive the shares as soon as reasonably practicable following the vesting date.  Once you receive the shares of Common Stock, your restricted stock units (and dividend equivalents) will terminate.

Termination of Employment:
▪ Termination:
If your employment with Sempra Energy and its subsidiaries terminates for any reason prior to the vesting of your restricted stock units (and dividend equivalents) all of your restricted stock units (and dividend equivalents) will be forfeited; provided, however, that the Compensation Committee in its sole discretion may determine to vest you in all or any portion your restricted stock units.

▪ Termination for Cause:
If your employment with Sempra Energy and its subsidiaries terminates for cause, all of your restricted stock units (and dividend equivalents) will be cancelled.

A termination for cause is (i) the willful failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (ii) the grossly negligent performance of such obligations referenced in clause (i) of this definition, (iii) your gross insubordination; and/or (iv) your commission of one or more acts of moral turpitude that constitute a violation of applicable law (including but not limited to a felony) which have or result in an adverse effect on the Company, monetarily or otherwise, or one or more significant acts of dishonesty.  For purposes of clause (i), no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interests of the Company.”

▪ Leaves of Absence:
Your employment does not terminate when you go on military leave, a sick leave or another bona fide leave of absence, if the leave was approved by your employer in writing.  But your employment will be treated as terminating 90 days after you went on leave, unless your right to return to active work is guaranteed by law or by a contract.  And your employment terminates in any event when the approved leave ends, unless you immediately return to active work.  Your employer determines which leaves count for this purpose.

Taxes:
The following is a general summary of the federal income tax consequences of your Restricted Stock Unit Award.  The summary may not cover your particular circumstances because it does not consider foreign, state, local or other tax laws and does not describe future changes in tax rules.  You are urged to consult your tax advisor regarding the specific tax consequences applicable to you rather than relying on this general summary.

▪ Generally:
You will not be subject to withholding taxes on your award until you receive shares of Common Stock following the vesting of your restricted stock units.

When you receive your shares, you will realize taxable income based on the fair market value of the shares at the time you receive the shares.

When you sell your shares you may also realize taxable gain (or loss) based upon the difference between the sales price and the amount that you have previously recognized as income.

▪ Withholding Taxes:
When you become subject to withholding taxes upon distribution of the shares of Common Stock, Sempra Energy or its subsidiary is required to withhold taxes.  Unless you instruct otherwise and pay or make arrangements satisfactory to Sempra Energy to pay these taxes, upon the distribution of your shares, Sempra Energy will withhold a sufficient number of shares of common stock or restricted stock units (valued in each case at the distribution date fair market value) to cover the minimum required withholding taxes and transfer to you only the remaining balance of your shares.

Recoupment (“Clawback”) Policy:
The Company shall require the forfeiture, recovery or reimbursement of awards or compensation under this Plan as (i) required by applicable law, or (ii) required under any policy implemented or maintained by the Company pursuant to any applicable rules or requirements of a national securities exchange or national securities association on which any securities of the Company are listed.  The Company reserves the right to recoup compensation paid if it determines that the results on which the compensation was paid were not actually achieved.

The Compensation Committee may, in its sole discretion, require the recovery or reimbursement of long-term incentive compensation awards from any employee whose fraudulent or intentional misconduct materially affects the operations or financial results of the Company or its subsidiaries.

Retention Rights:
Neither your restricted stock unit award nor this Agreement gives you any right to be retained by Sempra Energy or any of its subsidiaries in any capacity and your employer reserves the right to terminate your employment at any time, with or without cause.  The value of your award will not be included as compensation or earnings for purposes of any other benefit plan offered by Sempra Energy or any of its subsidiaries.

Change in Control:
Subject to certain limitations set forth in the 2008 Long Term Incentive Plan, in the event of a Change in Control (as defined in the plan) of Sempra Energy, your restricted stock units (and dividend equivalents) shall fully vest. You will receive the number of shares of Common Stock equal to the number of your restricted stock units that have vested.  Also, you will receive the number of shares of Common Stock equal to your dividend equivalents.  You will receive the shares of Common Stock immediately prior to the date of the Change in Control.

Immediately following the Change in Control, your vested and unvested restricted stock units (and dividend equivalents) will terminate.

Further Actions:
You agree to take all actions and execute all documents appropriate to carry out the provisions of this Agreement.

You shall not be deemed to have accepted this award unless you execute the Arbitration Agreement provided with your award letter.

You also appoint as your attorney-in-fact each individual who at the time of so acting is the Secretary or an Assistant Secretary of Sempra Energy with full authority to effect any transfer of any shares of Common Stock distributable to you, including any transfer to pay withholding taxes, that is authorized by this Agreement.

Applicable Law:	This Agreement will be interpreted and enforced under the laws of the State of California.
Other Agreements:
In the event of any conflict between the terms of this Agreement and any written employment, severance or other employment-related agreement between you and Sempra Energy, the terms of this Agreement, or the terms of such other agreement, whichever are more favorable to you, shall prevail.

By your acceptance of this award, you agree
to all of the terms and conditions described above and in the 2008 Long Term Incentive Plan